Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to Registration Statement Form S-8 pertaining to the 2006 Stock Incentive Plan for Key Employees of HCA Inc. and its Affiliates of our reports dated March 1, 2010, with respect to the consolidated financial statements of HCA Inc. and the effectiveness of internal control over financial reporting of HCA Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
Nashville, Tennessee
November 22, 2010